Exhibit 2.2

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made this 4th day of December, 2009

BETWEEN:

SYSTEMS DESIGN, INC., a corporation incorporated under the laws of Nebraska, (the “Purchaser”)

- and -

VILLAGEEDOCS, INC., a corporation incorporated under the laws of Delaware (the “Shareholder”).

RECITALS:

A.	The Shareholder collectively owns all the issued and outstanding shares of the Corporation (as such term is defined hereinafter); and

B.
The Purchaser, having purchased certain assets of the Corporation immediately prior to the execution of this Agreement pursuant to the IP Purchase Agreement (as such term is defined hereinafter), now wishes to purchase, and the Shareholder wishes to sell, all of the issued and outstanding shares of the Corporation.

NOW, THEREFORE, in consideration of premises, covenants, agreements, representations and warranties contained herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1 – DEFINITIONS

1.01	Definitions

In this Agreement, all capitalized terms shall have the meaning ascribed to them and the following terms shall have the following meanings;

“Agreement” means this agreement and all schedules and exhibits hereto and all amendments made hereto and thereto by written agreement between all the parties hereto.

“Assets” means, at a particular time, the assets, properties and undertakings of the Corporation at such time whether real, personal, tangible or intangible, but excludes those assets that are the subject matter of the IP Purchase Agreement.

“Benefit Plans” has the meaning ascribed thereto in Section (1).

“Business” means the business of the licensing of software and the provision of professional and maintenance services (including without limitation, printing services) carried on by the Corporation.

“Business Day” means a day other than Saturday, Sunday or statutory or civic holiday in the State of Georgia.

“Campbell Employment Agreement” means the Employment Agreement made February 16, 2007 between the Corporation and James L. Campbell.

“Claims” means all claims, demands, actions, suits, proceedings or investigations of whatever kind of nature.

“Closing” has the meaning ascribed thereto in Section 2.02.

“Closing Date” means the date hereof.

“Closing Date Balance Sheet” has the meaning ascribed thereto in Section 2.01(4)(a).

“Closing Payment” means $95,000, subject to adjustment in accordance with Section 2.01.

“Contracts” has the meaning ascribed thereto in Section 3.07(1).

“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”) as applied to any person, means the possession, directly or indirectly, of greater than 50% of the equity interest in, or the voting control of, such person.

“Corporation” means Tailored Business Systems, Inc., a corporation incorporated under the laws of Georgia.

“Damages” means the direct losses, damages and expenses suffered by a party entitled to indemnification pursuant to Article 7 hereof and arising out of any Claim including the costs, expenses or liabilities of any actions or suits relating thereto, including, without limitation, all reasonable legal and professional fees and costs incurred in connection therewith, excluding loss of profits and consequential damages.

“Defending Party” has the meaning ascribed thereto in Section 7.05.

“Direct Claim” means any Claim by an Indemnified Party against an Indemnifying Party which does not result from a Third Party Claim.

“Disclosure Schedule” means the list of exceptions to the representations and warranties in Article 3 and Article 4 attached hereto as Schedule “C”.

“Environmental Laws” means all statutes, regulations, municipal by laws, codes, ordinances, decrees, rules, protocols, Orders, judicial or administrative or ministerial or regulatory judgments, orders, decisions and rulings, guidelines and policies applicable to the Corporation or any real property used, leased, or occupied primarily by the Corporation, relating to the protection of the natural environment, health and safety matters or conditions.

“Estimated Closing Date NTA Amount” means the amount of $75,000.

“Final NTA Excess” has the meaning ascribed thereto in Section 2.01(4)(d).

“Final NTA Shortfall” has the meaning ascribed thereto in Section 2.01(4)(e).

“Financial Statements” means, collectively, the Year-End Financial Statements and the Interim Financial Statements.

“GAAP” has the meaning ascribed thereto in Section 1.07.

“Garner Employment Agreement” means the Employment Agreement made February 16, 2007 between the Corporation and Stephen A. Garner.

“Governmental Authority” means any government or any agency, public or regulatory authority, instrumentality, ministry, bureau, board, arbitrator, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether foreign or domestic, and whether national, federal, provincial, state, regional, local or municipal, and shall include any securities exchange or self-regulatory body.

“Holdback 1” means the sum of $200,000 to be adjusted and allocated in accordance with Section 2.01(4).

“Holdback 1 Release Date” means July 15, 2010.

“Holdback 2” means the sum of $200,000 to be adjusted and allocated in accordance with Section 2.01(5).

“Holdback 2 Discount Amount” has the meaning ascribed thereto in Section 2.01(5).

“Holdback 2 Release Date” means January 15, 2011.

“Holdback 3” means the sum of $300,000 to be adjusted and allocated in accordance with Section 2.01(6).

“Holdback 3 Discount Amount” has the meaning ascribed thereto in Section 2.01(6).

“Holdback 3 Release Date” means January 15, 2012.

“Indemnity Payment” means any amount of Damages required to be paid pursuant to Sections 7.01 or 7.02.

“Indemnified Party” means any person entitled to indemnification under this Agreement.

“Indemnifying Party” means any party obligated to provide indemnification under this Agreement.

“Intellectual Property” means all intellectual property owned by, or purported to be owned by, the Corporation and all rights of the Corporation therein, wherever in the world such rights may exist, whether registered or unregistered.

“Interim Date” has the meaning ascribed thereto in Section 3.05(2).

“Interim Financial Statements” has the meaning ascribed thereto in Section 3.05(2).

“Interim Period” has the meaning ascribed thereto in Section 3.05(2).

“IP Purchase Agreement” means the intellectual property purchase agreement of even date executed immediately prior to this Agreement among the Corporation, the Shareholder and the Purchaser.

“Knowledge” means the actual knowledge of an executive officer of the Shareholder, or awareness by such officer of the existence or absence of a fact, provided such officer has made reasonable enquiry in the circumstances.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any other country, or any domestic or foreign state or province, county, city or other political subdivision or of any Governmental Authority.

“Leased Properties” means the lands and premises leased by the Corporation as of the Closing Date, as listed and described in the Disclosure Schedule.

“Leases” means all leases or agreements in the nature of a lease and any interest therein, whether of real or personal property, to which the Corporation is a party, whether as lessor or lessee, all as more particularly described in the Disclosure Schedule, but excluding Licenses.

“Licenses” means all licenses, sub-licenses and franchises used in the Business in which the Corporation is a licensee or a licensor of Intellectual Property.

“Lien” means any mortgage, pledge, security interest, lien, charge or other encumbrance of any kind.

“Notice Period” has the meaning ascribed thereto in Section 7.04.

“NTA Adjustment Statement” has the meaning ascribed thereto in Section 2.01(4)(a).

“Options” means options, warrants, subscriptions or other rights to acquire, or securities convertible into or exercisable for, any equity interest in the Corporation or any Subsidiary, whether vested or not.

“Order” means any decree, judgment, ruling, arbitration award, assessment, writ, injunction, notice or similar requirement or order of any Governmental Authority (including building, environmental, fire, health, labour, police or occupational health and safety authorities), in each such case whether preliminary or final.

“Organizational Documents” means any and all articles and by-laws prepared in connection with the incorporation of the Corporation and all amendments thereto.

“Permitted Liens” means mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which would not, individually, result in a material adverse effect on the Business.

“Printing Services Base Amount” means the amount of $2,950,000 U.S.

“Printing Services Business Revenue” means the revenues of the Corporation recognized in accordance with GAAP for performing the stuffing, sorting, and mailing of report output such as (without limitation) statements, invoices and notices produced from the following Software applications: Mobile Home (assessment notices); Property Tax (invoices and delinquent notices); Utility Billing (invoices and delinquent notices); Assessments (assessment notices) and Payroll (checks and W2 forms).

“Printing Services 2010 Revenue” means the Printing Services Business Revenue in the 2010 calendar year, determined in accordance with GAAP.

“Printing Services 2011 Revenue” means the Printing Services Business Revenue in the 2011 calendar year, determined in accordance with GAAP.

“Shares” means all of the issued and outstanding shares of the Corporation of any class.

“Share Purchase Price” has the meaning ascribed thereto in Section 2.01(2).

“Shares” has the meaning ascribed thereto in Section 3.04(1).

“SLA” has the meaning ascribed thereto in Section 3.07(1)(a).

“Software” means the computer programs owned by, or purported to be owned by, the Corporation, including all versions thereof, and all related documentation, manuals, source code and object code (if any), program files, data files, data models, program logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization and screen displays and report layouts.

“Subsidiary” means any person which the Corporation Controls or any person Controlled by a person which the Corporation Controls.

“Tangible Assets” means, without duplication, cash and cash equivalents, marketable securities, net accounts receivable (excluding doubtful accounts), prepaid expenses, work in process, inventories, and net book value (i.e. net of all accumulated depreciation and amortization) of the following fixed assets: office furniture, telecommunication systems, signage, computer equipment, printing equipment, mailing equipment, supplies, paper stock and other tangible items relating to operation of the Corporation’s business and leasehold improvements.  “Tangible Assets” excludes: (i) intangible assets such as goodwill, acquired contracts, acquired software, financing costs and capitalized software development costs; (ii) future tax assets; and (iii) inter-company or shareholder loans.

“Tangible Liabilities” means, without duplication, accounts payable and accrued liabilities and charges (including all employee-related liabilities and withholdings up to the Closing Date), accrued liability for annual bonus payments under each of the Campbell Employment Agreement and the Garner Employment Agreement (pro-rated to the Closing Date), accrued expenses, Taxes, unearned maintenance and support revenue, deferred revenue, customer deposits and all other liabilities.  Tangible Liabilities exclude all amounts owing to banks and shareholders as well as third party personal loans to the Corporation and items not related to the Business, including long-term debt and redeemable/retractable shares, such debts and securities to be paid with full release prior to the Closing Date.

“Tangible Net Assets” means the aggregate value of all Tangible Assets of, owned or held by or for the account of the Corporation, less the aggregate value of all Tangible Liabilities of the Corporation as of the Closing Date.

“Tax Returns” means all returns, reports, declarations, statements, bills, schedules, forms or written information of, or in respect of, Taxes which are, or are required to be, filed with or supplied to any Governmental Authority.

“Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, recordation, real estate conveyance, documentary, filing, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, government employment insurance, health insurance, pension plan premiums or contributions.

“Terminated Employees” means Hilda Hendrix, Terri Wright, Sharen Lide, and Vince Terry.

“Third Party Claim” means any Claim asserted against an Indemnified Party, that is paid or payable to, or claimed by, any person who is not a party to this Agreement or an affiliate of a party to this Agreement.

“Time of Closing” means 5:01 p.m. (Eastern Standard Time) on the Closing Date.

“Transaction Expenses” means any fees and expenses incurred and payable by the Shareholder, the Corporation or on the Corporation’s behalf in connection with or related to the structuring, authorization, preparation, negotiation, execution and performance of this Agreement and all related agreements (including the IP Purchase Agreement), whether or not billed or accrued, if and to the extent paid or payable as at the Closing Date (and irrespective of whether invoiced before, or after, the Closing Date).

“Year-End Date” has the meaning ascribed thereto in Section 3.05(2).

“Year-End Financial Statements” has the meaning ascribed thereto in Section 3.05(2).

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms “this Agreement,” “hereof,” “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03	Extended Meanings

Wherever in this Agreement the context so requires, the singular number shall include the plural number and vice versa and any gender herein used shall be deemed to include the feminine, masculine or neuter gender and “person” shall include an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity or a government or any agency, department or instrumentality thereof. The term “includes” or “such as” shall be construed as meaning includes “without limitation” and such as “without limitation”, as the case may be.

1.04	Currency

All references to currency herein are to lawful money of the United States.

1.05	Construction

The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of the provisions of this Agreement.

1.06	References to Statutes

Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, plan, instrument or statute as may be from time to time amended, modified or supplemented.

1.07	Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles (“GAAP”), such reference will be deemed to be to the generally accepted accounting principles consistently applied from time to time and approved by the American Institute of Certified Public Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken in accordance with generally accepted accounting principles.

1.08	Schedules

(1)	The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedule “A” –	Financial Statements
Schedule “B” –	Equipment
Schedule “C” –	Disclosure Schedule
Schedule “D” –	Employees and Terms of Employment
Schedule “E” –	Insurance Policies
Schedule “F” –	Organization of Corporation
Schedule “G” –	Capital Stock and Ownership
Schedule “H” –	Bank Accounts
Schedule “I” -	Examples of Holdback Payments

(2)	The disclosure contained in a specific section of the Disclosure Schedule is applicable to the corresponding representation or warranty only.

ARTICLE 2 – PURCHASE AND SALE

2.01	Purchase and Sale and Share Purchase Price

(1)
Purchase and Sale of Shares - Subject to the terms and conditions hereof, the Shareholder agrees to sell, transfer and deliver to the Purchaser at Closing, and the Purchaser agrees to purchase from the Shareholder at Closing, all of the Shares.

(2)
Share Purchase Price - Subject to adjustment (if any) pursuant to the terms of this Agreement and any Claims by the Purchaser under the indemnification provisions in Article 7, the aggregate purchase price for the Shares (the “Share Purchase Price”) shall be the sum of the Closing Payment, the Holdback 1 Amount, the Holdback 2 Amount, and the Holdback 3 Amount, all as finally determined pursuant to this Article 2.

(3)
Payment at Closing - On the Closing Date, the Purchaser shall pay to the Shareholder the amount of the Closing Payment.  Such amount shall be paid and satisfied at the Time of Closing by a wire transfer in accordance with the instructions provided by the Shareholder, against delivery to the Purchaser of share certificates evidencing the Shares duly endorsed for transfer to the Purchaser.

(4)	Final NTA Adjustment and Payment of Holdback 1 Amount

(a)
Within sixty (60) days of the Closing Date, the Purchaser undertakes to cause the Corporation to deliver to the Shareholder a balance sheet of the Corporation as of the Closing Date (the “Closing Date Balance Sheet”), along with any required schedules and supporting documentation required for the determination of the Tangible Net Assets of the Corporation as at the Closing Date.  The Closing Date Balance Sheet shall have been prepared in accordance with GAAP.  Along with the Closing Date Balance Sheet, the Purchaser shall prepare and deliver a statement (the “NTA Adjustment Statement”) setting forth a detailed calculation of the Tangible Net Assets of the Corporation as at the Closing Date, prepared in accordance with GAAP.

(b)
The Purchaser shall work cooperatively with the Shareholder during the twenty (20) Business Day period following the delivery of the Closing Date Balance Sheet and NTA Adjustment Statement to verify the amounts on the Closing Date Balance Sheet and NTA Adjustment Statement to all parties’ satisfaction.  If the Shareholder and the Purchaser have not been able to agree upon a resolution of any dispute with respect to any material amounts on the Closing Date Balance Sheet and NTA Adjustment Statement within 20 Business Days of receipt by the Shareholder of the Closing Date Balance Sheet and NTA Adjustment Statement, then any such dispute shall be resolved by an independent accounting firm (the “Reviewing Accountant”) selected jointly by the Shareholder and the Purchaser.  If the parties cannot agree on a Reviewing Accountant within 10 days, either of them may apply to a court to have one appointed by the court.  The Reviewing Accountant shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than thirty (30) days after submission.  The fees of the Reviewing Accountant will be borne equally by the Shareholder and the Purchaser.  The determination of the dispute by the Reviewing Accountant shall be resolved fully, finally and exclusively by the Reviewing Accountant and shall be final and binding on the parties hereto.

(c)
If the NTA Adjustment Statement (as finally agreed or determined pursuant to Section 2.01(4)(b) above) shows Tangible Net Assets as at the Closing Date to be equal to the Estimated Closing Date NTA Amount, then the Purchaser shall pay to the Shareholder the full amount of Holdback 1 on the Holdback 1 Release Date.

(d)
If the NTA Adjustment Statement (as finally agreed or determined pursuant to Section 2.01(4)(b) above) shows Tangible Net Assets as at the Closing Date to be greater than the Estimated Closing Date NTA Amount, then the Share Purchase Price shall be increased on a dollar for dollar basis by the amount that the Tangible Net Assets is more than the Estimated Closing Date NTA Amount (the “Final NTA Excess”) and the Purchaser shall pay to the Shareholder on the Holdback 1 Release Date the full amount of Holdback 1 plus an amount equal to the Final NTA Excess.

(e)
If the NTA Adjustment Statement (as finally agreed or determined pursuant to Section 2.01(4)(b) above) shows Tangible Net Assets as at the Closing Date to be less than the Estimated Closing Date NTA Amount, then the Share Purchase Price shall be reduced on a dollar for dollar basis by the amount that the Tangible Net Assets is less than the Estimated Closing Date NTA Amount (the “Final NTA Shortfall”), and the Purchaser shall pay to the Shareholder an amount equal to Holdback 1 less the amount of the Final NTA Shortfall on the Holdback 1 Release Date; provided that, if the Final NTA Shortfall is equal to or greater than the amount of Holdback 1, then the Purchaser shall be entitled to retain Holdback 1 and the Shareholder shall, on the Holdback 1 Release Date, pay to the Purchaser the full amount of the Final NTA Shortfall less the amount of Holdback 1.

(5)
Payment of Holdback 2 - On the Holdback 2 Release Date, the Purchaser shall pay to the Shareholder the full amount of Holdback 2 less the Holdback 2 Discount Amount, which shall be calculated as follows:

Holdback 2 Discount Amount = (Printing Services Base Amount – Printing Services 2010 Revenue) * 65%.

For greater certainty the parties agree that in the event that the Holdback 2 Discount Amount is equal to or greater than the amount of Holdback 2, no payment shall be due or paid by either party in respect of Holdback 2.  For greater clarity, an example of a calculation of Holdback 2 is set out in Schedule I.

(6)
Payment of Holdback 3 - On the Holdback 3 Release Date, the Purchaser shall pay to the Shareholder the full amount of Holdback 3 less the Holdback 3 Discount Amount which shall be calculated as follows:

Holdback 3 Discount Amount = (Printing Services Base Amount – Printing Services 2011 Revenue) * 65%.

For greater certainty the parties agree that in the event that the Holdback 3 Discount Amount is equal to or greater than the amount of Holdback 3, no payment shall be due or paid by either party in respect of Holdback 3.  For greater clarity, an example of a calculation of Holdback 3 is set out in Schedule I.

2.02	Closing

The sale and purchase of the Shares (the “Closing”) shall be completed at the Time of Closing at the offices of the Purchaser.

ARTICLE 3 – CORPORATE REPRESENTATIONS

3.01	General

The Shareholder represents and warrants to the Purchaser that the representations and warranties set forth in this Article 3 are true and correct as of the Time of Closing.

3.02	Organization, Organizational Documents and Authority

(1)
Incorporation of the Corporation – The Corporation is a corporation duly incorporated under the laws of the State of Georgia and has not been dissolved.  The Corporation has all requisite corporate power and authority to own the Assets and carry on the Business.  Neither the Corporation nor the Shareholder have commenced any proceedings or taken any steps to wind up or dissolve the Corporation.  Schedule “F” sets out the incorporation details relating to the Corporation.

(2)	Subsidiaries – The Corporation does not have any Subsidiaries or any agreements, options or commitments to acquire any Subsidiaries.

(3)
Minute Books – All resolutions of the board of directors of the Corporation and the shareholders of the Corporation, whether passed at a meeting or consented to in writing, are respectively filed in the minute books of the Corporation.

(4)	Filings – The Corporation has made all necessary filings under all applicable corporate laws to which it is subject.

(5)
Registrations – The Corporation is duly registered to conduct business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities made such registration mandatory.

(6)
No Insolvency – No order has been made or petition presented or resolution passed for the winding up of the Corporation nor has any distress, execution or other process been levied against the Corporation or action taken to repossess goods in the possession of   Corporation.  No steps have been taken for the appointment of an administrator or receiver of any part of the property of the Corporation.  The Corporation has not made or proposed any arrangement or composition with its creditors or any class of its creditors. The Corporation is not a party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it could reasonably be expected to be transferred or re-transferred to another person as a result of any Claim involving fraudulent conveyance or any similar action.

3.03	No Conflict

(1)	No Conflict – Neither the execution, delivery or performance of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby will:

(a)
conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time, or both) under, the Organizational Documents of the Corporation;

(b)
conflict with, or result in a violation or breach of the terms, conditions or provisions of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Material Contract to which the Corporation is party, under which the Corporation is bound or to which any of the Assets are subject, or result in the creation or imposition of any Lien upon any of the Assets; or

(c)	violate or conflict with any material Order or Law of any Governmental Authority applicable to the Corporation.

(2)
No Reporting – The Corporation is not required to submit any notice, report, registration or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement or the consummation by the Corporation of the transactions contemplated hereby, and no consent, approval or authorization of any Governmental Authority is required to be obtained by the Corporation in connection with the Corporation’s execution, delivery and performance of this Agreement or the transactions contemplated hereby.

3.04	Capitalization

(1)
Authorized and Issued Capital  –  Schedule “G” sets out the authorized and issued capital of the Corporation, which consists of the number of classes of shares and the number of shares issued and outstanding as set forth in Schedule “G” (the “Shares”).  All Shares have been validly issued and are outstanding as fully paid and non assessable.  All other previously issued shares in the capital of the Corporation have been repurchased or redeemed by the Corporation and have been cancelled.  No shares in the capital of the Corporation are owned by the Corporation in treasury.  No shares in the capital of the Corporation have been issued in violation of any pre-emptive rights, rights of first refusal or similar rights of any persons. The Corporation has no bonds, debentures, notes or other obligations, the holders of which have the right to vote (or are convertible into or are exercisable for or exchangeable into securities having the right to vote) with the shareholders of the Corporation on any matter.

(2)
Share Conditions - The rights, privileges, restrictions and attributes of the shares of the capital of the Corporation are as set out in the Organizational Documents of the Corporation, copies of which are attached as Schedule “F”.

(3)	Number of Shares – The Shares comprise all the currently issued and outstanding shares of the Corporation.

(4)
Conveyance of Shares – The conveyance of Shares contemplated hereby has been duly and validly authorized and approved by all necessary corporate action (including all regulatory, board of director and shareholder approvals) on the part of the Corporation.

(5)	Commitments regarding Shares – There is no Option, contract or any other right of another binding upon or which at any time in the future may become binding upon the Corporation:

(a)	allot or issue any of the unissued shares the Corporation or to create any additional class of shares;

(b)	purchase, redeem or otherwise acquire any shares in its capital or any interests therein; or

(c)	pay any dividend or make any distribution in respect thereof.

(6)	Distributions – Since the date of incorporation, no distribution, payment or dividend of any kind has been declared or paid by the Corporation on any of the shares issued from its authorized capital.

3.05	Books and Records; Financial Statements

(1)	Books and Records – The books and records of the Corporation reflect in all material respects the financial position of the Corporation.

(2)
Financial Statements – The audited financial statements of the Corporation (the “Year-End Financial Statements”) for the twelve-month period ended on December 31, 2008 (the “Year-End Date”), a copy of which is attached hereto as Schedule “A”, and the financial statements of the Corporation (the “Interim Financial Statements”) for the ten 10-month period commencing on January 1, 2009 (the “Interim Date”) and ending on October 31, 2009 (the “Interim Period”), a copy of which is also attached hereto as Schedule “A, as at the Year-End Date and the end of the Interim Period, respectively:

(a)	are in accordance with the books and accounts of the Corporation;

(b)	present fairly in all respects the financial position and operating results of the Corporation; and

(c)	have been prepared in accordance with GAAP, consistently applied.

(3)
Transactions Since the Interim Date – During the Interim Period the Corporation has carried on its business in the usual and ordinary course and the Corporation has not entered into any transaction (including any transfer or sale of assets) out of the usual and ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, since the Interim Date and during the Interim Period, except as disclosed in the Disclosure Schedule, the Corporation has not:

(a)	sold, transferred or otherwise disposed of any assets, except for assets which are obsolete or which individually or in the aggregate do not exceed $10,000;

(b)	made any capital expenditure or commitment therefor (including without limitation entering into capital or operating leases) which individually exceeded $10,000 or in the aggregate exceeded $50,000;

(c)	increased its indebtedness for borrowed money or made any loan;

(d)
except in the usual and ordinary course of the business consistent with past practice, granted any increase in the rate of wages, salaries, bonuses or other remuneration or benefits of any employees (including executives) of the Corporation;

(e)	suffered any extraordinary loss (as defined under GAAP), whether or not covered by insurance;

(f)	cancelled or waived any claims or rights which would reasonably be expected to result in a cumulative adverse financial impact to the Corporation of $10,000 or more;

(g)	except in the usual and ordinary course of the business consistent with past practice, made any change in its price lists;

(h)	entered into any non-arms’ length transaction or advanced money to or borrowed money from any of the shareholders of the Corporation; or

(i)	authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

3.06	Assets

(1)	Title by the Corporation – Except for Permitted Liens, the Corporation has good and valid title to the Assets.

(2)	Bank Accounts – Schedule “H” sets out all of the bank accounts held by the Corporation.

(3)
No Options to Acquire Assets – Except as disclosed in the Disclosure Schedule, there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Corporation to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets, except for any Permitted Liens and the assets sold pursuant to the IP Purchase Agreement or pursuant to purchase orders/purchase agreements for end user licenses accepted by the Corporation in the usual and ordinary course of its business.

(4)
Sufficiency – the Assets plus those assets that are the subject matter of the IP Purchase Agreement constitute all property used in the conduct of the Business as it was operated immediately prior to the Closing Date, except for minor consumables that are purchased regularly in the usual course of business.

(5)	No Liens – None of the Assets are subject to any Liens, except for Permitted Liens;

(6)
Equipment – Schedule “B” sets out a complete list of the material equipment used in the business of the Corporation; all such equipment is owned by the Corporation free and clear of all liens or other encumbrances, and such equipment comprises the only equipment used by the Corporation to carry on the business of the Corporation prior to the Closing Date.  All such equipment has been maintained and is in good working order for the purposes of on-going operation of the Business, subject to ordinary wear and tear for machinery and equipment of comparable age.

(7)
Inventory – The inventory included in the Assets is good and usable and is capable of being processed and sold in the ordinary course of business within a period of nine (9) months from the Closing Date, and without significant cost to upgrade.  The inventory levels of the Business have been maintained at levels sufficient for the continuation of the Business in the ordinary course of business.

(8)
Real Property – The Corporation is not the owner of, nor is it subject to any agreement or option to own any real property.  The Corporation is not the lessee of, nor is it subject to any agreement or option to lease, any real property or any interest in any real property, other than the Leased Properties listed in Section 3.06(8) of the Disclosure Schedule.

3.07	Contracts

(1)	Material Contracts and Contracts – For purposes of this Agreement, a “Material Contract” means:

(a)	each software license agreement or software maintenance agreement (“SLA”) between the Corporation and each end user whom the Corporation has licensed to use the Software; and

(b)
each agreement (whether written or oral) under which the Corporation has spent or will spend $10,000 or more on an annual basis (for the 2009 calendar year), other than a SLA or an employment agreement (collectively, the “Significant Contracts”).

For the purposes of this Agreement, the term “Contracts” means all Significant Contracts and every other contract (whether written or oral) to which the Corporation is a party.

(2)	Disclosure of SLAs –

(a)
All third party end users of the Software who have been given the right to use the Software by the Corporation have signed a license agreement with the Corporation, copies of which have been made available to the Purchaser.

(b)
Except as set out in the Disclosure Schedule, (i) the maintenance term is annual for each user of the Software, and (ii) there is no restriction on the Corporation increasing the annual maintenance fee upon the expiry of the current annual maintenance period for each user of the Software.

(c)
All users of the Software have, under each SLA, a non-transferable (without the consent of the Corporation), non-exclusive license to use the Software to process the data of only the customer who has signed such SLA.

(3)
Disclosure of Significant Contracts – Section 3.07(3) of the Disclosure Schedule contains a list of all Significant Contracts and all Leases.  Except as set out in the Disclosure Schedule, there are no Contracts limiting the freedom of the Corporation to engage in any line of business or compete with any person or which contain provisions (i) which restrict in any manner whatsoever the right for the Corporation to assign the Contracts, or (ii) which constitute a change of control clause to which the Corporation is subject.

(4)
Validity – All Material Contracts are in full force and effect and the Corporation is entitled to all benefits thereunder, and the Corporation has performed all material obligations required to be performed by it under such Material Contracts.  With respect to all Leases for the Leased Properties, no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, and all rents and additional rents that are due have been paid or accrued for by the Corporation.

(5)
Consents – All consents, approvals or authorizations set out in the Material Contracts that are required to be obtained by the Corporation in connection with the execution, delivery and performance of this Agreement and the IP Purchase Agreement or the transactions contemplated hereby and thereby have been obtained prior to the Closing.

(6)	No Default –

(a)
The Corporation is not in default or breach of any of the Material Contracts and there exists no condition, event or act, including the transactions contemplated hereby and pursuant to the IP Purchase Agreement that, with the giving of notice or lapse of time or both, would constitute such a default or breach.  None of the counterparties to any of the Material Contracts are in default or in breach of the terms thereof, and all Material Contracts are in good standing and there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a default or breach.

(b)
The consummation of the transactions contemplated hereby and under the IP Purchase Agreement will not result in a default or a breach by the Corporation of the terms, conditions or provisions of the Material Contracts.

(7)
No Termination – The consummation of the transactions contemplated hereby will not give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Material Contract.

(8)
No Warranty Claims – Since the Interim Date and during the Interim Period, the Corporation has not received notice of the intention of any customer or any distributor to make any warranty Claims in respect of the Software in excess of current reserves provided therefor or to terminate any: (a) license agreement; or (b) support agreement, prior to the end of its stated term.

(9)	No Commitments – Except as disclosed in the Disclosure Schedule, the Corporation has no current commitments to release or develop any material updates, versions or releases of the Software.

(10)	No Guarantees – The Corporation has not guaranteed the obligations of any third party.

(11)
No Royalties – Except as disclosed in the Disclosure Schedule, the Corporation is not a party to or bound by any contract or commitment to pay any royalty or license fee pertaining to the Corporation or the Intellectual Property or the third party intellectual property used by the Corporation and there are no outstanding royalties or obligations of whatever nature owing by the Corporation as a result of any and all acquisitions consummated prior to the Closing Date.

3.08	Operations

(1)
Accounts Receivable – All current accounts receivable of the Corporation were created in its usual and ordinary course of business and are good and collectible within 120 days following the Closing Date.

(2)	Unusual Promotions – There have been no unusual promotions or discounts offered to customers during the Interim Period and from the Interim Date.

(3)
Prepaid Expenses and Work in Process – The prepaid expenses and work in process of the Corporation shown on the Financial Statements (i) are valid and genuine, and (ii) have arisen solely out of bona fide Licenses, sales and delivery of goods, performance of services, and other business transactions including contract billings in the ordinary course of business.

3.09	Employment Matters

(1)
The Corporation has no employment contract with any person whomsoever except such contracts as are listed in Schedule D and such Schedule D correctly sets out whether such contracts are in writing and the employee's most recent salary with the Corporation, and his or her start date with the Corporation.  Schedule D also sets out a complete list of the contracts between the Corporation and independent contractors.  Except for remuneration paid to employees, directors and independent contractors in the ordinary course of business and made at current rates of remuneration, no payments have been made or authorized since the Interim Date and as of the Closing Date by the Corporation to officers, directors, employees or independent contractors of the Corporation.  No current or former director, officer, shareholder, employee or independent contractor of the Corporation or any person not dealing at arm's length within the meaning of the Internal Revenue Code with any such person is indebted to the Corporation.

(2)
Schedule D contains a complete and accurate list of all bonus, deferred compensation, share purchase, share appreciation and share option, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, pension, retirement or supplemental retirement plan or agreement (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and each other employee benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded) sponsored, maintained or contributed to or required to be contributed to by the Corporation for the benefit of any employees of the Corporation, whether or not insured and whether or not subject to any law (the “Benefit Plans”) and the Corporation has no Benefit Plans beyond those listed in Schedule D.  Copies of all plan descriptions provided by the third party carrier to the Corporation, describing the group health benefit plans, have been made available for review by the Purchaser.

(3)
All benefit plans listed in Schedule D have been duly registered where required by, and are in compliance in all material respects and in good standing under, all applicable legislation including, without limiting the generality of the foregoing, the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, and the Internal Revenue Code and all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof of the plans and no past service funding liabilities exist thereunder.  The Corporation has current determination letters from the Internal Revenue Service for any 401(a) or 501(a) plans.  Neither the Corporation nor any "party in interest" (within the meaning of Section 4975 of the Code) has engaged in a transaction or transactions in connection with which the Corporation could be subject, individually or in the aggregate, to other civil penalties assessed pursuant to Section 502(i) of ERISA or tax liabilities imposed by Section 4975 of the Code.  At no time has the Corporation or an ERISA Affiliate ever been obligated to contribute to a “multiemployer plan” as defined in Section 3(37) of ERISA.  At no time has the Corporation or an ERISA Affiliate ever maintained, contributed or been obligated to contribute to a plan subject to Title IV or ERISA.  Neither the Corporation nor any ERISA Affiliate has any outstanding liability under Title IV of ERISA.  There is no pending or to the knowledge of the Shareholder threatened claim against or otherwise involving any plan, or any fiduciary thereof, by or on behalf of any participant or beneficiary under any plan (other than routine claims for benefits), nor is there any pending or to the knowledge of the Shareholder threatened claim by or on behalf of any of the plans, which has or could have a material adverse effect on the Corporation;

(4)
other than any obligation listed on the Financial Statements, the Corporation has withheld from any amount paid or credited by it to or for the account or benefit of any person, including any employee, shareholder, creditor, non-resident person or other third party, the amount of all taxes and other deductions required by any applicable laws to be withheld from any such amount and has remitted the same to the appropriate authority;

(5)
from the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) to the date of this Agreement, the Corporation has not effectuated a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Corporation, nor has the Corporation been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.  None of the employees of the Corporation has suffered an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the execution of this Agreement;

(6)	with respect to the employees and former employees of the Corporation, there are no employee post-employment life insurance, medical or health plans in effect;

(7)
subject to any applicable governmental statutes, rules or regulations, nothing in the terms and conditions of the benefit plans listed in the Disclosure Schedule, or otherwise, prohibits or limits the ability of the Purchaser or the Corporation, to terminate all such benefit plans;

(8)
the Corporation has complied with all laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, overtime, occupational safety, discrimination and the payment of social security and other payroll related taxes, and has not received any written notice alleging failure to comply in any material respect with any such laws, rules or regulations.  No controversies, disputes or proceedings are pending or threatened between the Corporation and any employee of the Corporation.  There is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened with respect to the Corporation’s employees; and

(9)
since the Interim Date and as of the Closing Date,  except as disclosed in the Disclosure Schedule, there has not been any increase in the rate or terms of compensation payable by the Corporation to, or any increase in the rate or terms of any bonus, insurance, pension, or other employee benefit plan on behalf of its employees, except increases occurring in the ordinary course of business in accordance with its customary practices (which shall include normal period performance reviews and related compensation and benefit increases).

3.10	Taxes

All Tax Returns filed by the Business were in all material respects true, complete and correct and prepared in accordance with the requirements of the income tax or other tax laws applicable to the Corporation. At the Time of Closing: (a) all Taxes which the Corporation is obligated to pay on or prior to the Time of Closing shall have been paid or accrued; and (b) the Closing Date Balance Sheet shall reflect, in accordance with GAAP, all Taxes relating to periods ending on or prior to the Closing Date which are: (i) due and payable and which have not been paid on or prior to the Time of Closing; or (ii) required under GAAP to be accrued or recorded.  The Corporation has filed at the Time of Closing all Tax Returns required to be filed by it on or before the Time of Closing.  The Corporation does not have any liability, obligation or commitment for the payment of Taxes or interest or penalties with respect thereto, except such as are disclosed in the Financial Statements and in the Closing Date Balance Sheet.  The Corporation is not in arrears with respect to any required withholdings or instalment payments of any tax or duty of any kind and has not filed any waiver for a taxation year of the Corporation under any legislation imposing Tax on the Corporation.  The Corporation has not made any payments and is not obligated to make any payments that will not be deductible under 280G of the Code.  To the Knowledge of the Shareholder, there are no pending audits by any federal, state, local or foreign taxing authority of any payment, return or report made or filed by the Corporation.  There has not been any claimed failure to pay or report any kind of Tax which could reasonably be expected to be assessed by any such taxing authority against the Corporation.  Without limiting the foregoing:

(a)	the Corporation is not subject to any Tax sharing, indemnity or allocation agreement;

(b)
during the 24 months prior to the Closing Date, the Corporation has not acquired property or services from, or disposed of property or provided services to, a non-arm’s length person, for consideration which is less than the fair market value of such property or services in circumstances which could subject the Corporation to liability under applicable Tax laws;

(c)
the paid-up capital of all issued and outstanding shares of the share capital of the Corporation is identical to the stated capital of such shares as reflected in the financial statements of the Corporation; and

(d)	the tax basis to the Corporation of its assets (and the undepreciated capital costs of such assets) is accurately reflected on the Tax Returns of the Corporation.

3.11	Insurance

Attached hereto as Schedule “E” is a true and complete list of all insurance policies maintained by the Business and a complete list of any pending claims thereunder.

3.12	Compliance with Rules

Immediately prior to the Closing Date, the Corporation was conducting its business in compliance in all material respects with all applicable Laws of the jurisdictions where the Corporation carries on business, and was not in breach in any material respect of any such Laws, and, where required, was duly licensed, registered or qualified in such jurisdictions, to carry on its business and to own its assets, including, in the case of the Corporation, the Business and the Assets.

3.13	Brokers / Success Fees

The Corporation has not engaged any broker or finder in connection with the transactions contemplated by this Agreement and by the IP Purchase Agreement, and no broker or finder is entitled to any fee or other compensation from the Corporation with respect to this Agreement, the IP Purchase Agreement or the transactions contemplated herein and therein.  No bonus payment, success fee or any similar amount is payable by the Corporation to any Key Employee or other person as a result of the sale of the Corporation.

3.14	Prior Transactions

There are no outstanding obligations of the Corporation or due to the Corporation in connection with any transaction concluded prior to the Closing Date involving the acquisition by the Corporation of shares or assets of any company.

3.15	Litigation and Orders

(1)
No Claims – There are no legal actions commenced and ongoing against the Corporation of which the Corporation has received written notice.  There are no Claims threatened against the Corporation that adversely affect or that could adversely affect the Corporation, the Assets, the Business or the Shares. To the Knowledge of the Shareholder, there is no basis for any legal action, administrative proceeding or investigation of any kind against the Corporation which may be commenced with a reasonable likelihood of success.

(2)	No Orders – There are no outstanding Orders and there are no matters under discussion with any Governmental Authority relating to Orders.

3.16	Environmental Matters

(1)
To the Knowledge of the Shareholder, all premises leased or owned or ever leased or owned by the Corporation (the “Premises”) were and are in compliance with all current Environmental Laws.  Section 3.16 of the Disclosure Schedule contains a list of all such Premises.

(2)
The Corporation has not released or emitted into the natural environment or discharged or disposed of, at or on, or otherwise knowingly acquiesced or participated in the discharge or disposal of, at or on, the Premises or any adjoining properties of any hazardous substances regulated by the then applicable Environmental Laws other than in a manner that complies with the then current Environmental Laws.

(3)
There are no hazardous substances regulated by the then applicable Environmental Laws brought in or produced by the Corporation existing at, in, on or within the Premises other than in a manner that complies with the then applicable Environmental Laws.

(4)
There are not any notices of non-compliance, complaints, summons, legal actions, charges, work orders, control orders, stop orders, remedial and waste removal or other orders relating to the natural environment made in writing against the Corporation under Environmental Laws by any court, governmental authority or third party and, there is no judicial, governmental or third party complaint, action or investigation.

(5)
To the Knowledge of the Shareholder, any polychlorinated biphenyls in use, in storage or existing on the Premises are being used, have been stored or exist in such concentration or quantities as, in each case, to comply with all Environmental Laws.

(6)	To the Knowledge of the Shareholder, there is no asbestos or asbestos-containing materials in or on the Premises in contravention of current Environmental Laws.

3.17	Representations Under IP Purchase Agreement

The Shareholder hereby repeats the representations and warranties made by Shareholder in favour of the Purchaser under the IP Purchase Agreement, in order to permit the administration of Claims to proceed in the manner contemplated by Sections 7.01 and 7.02

ARTICLE 4– REPRESENTATIONS AND COVENANTS OF THE SHAREHOLDER

4.01	Representations of the Shareholder

The Shareholder represents and warrants to the Purchaser as follows:

(1)
Solvency – No distress, execution or other process has been levied against the Shareholder or action taken to repossess the Shares.  No steps have been taken for the appointment of an administrator or receiver in respect of the Shares held by the Shareholder.  The Shareholder has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

(2)	Ownership – The Shareholder is the sole, exclusive, direct, registered and beneficial owner and holder of the Shares free and clear of all Liens.

(3)	Share Legends – No legend or other reference to any purported Lien appears on any certificate representing the Shares.

(4)
Conveyance – The Shareholder has full power, authority and capacity to convey to Purchaser good, legal and beneficial title in and to the Shares and will convey at Closing good, marketable, legal and beneficial title to the Shares to Purchaser, free and clear of all Liens.

(5)
No Options – No person has any agreement, option, right or privilege which is capable of becoming an agreement or option for the purchase from the Shareholder of the Shares or any of them, nor is the Shareholder subject to any restriction of any kind which would prevent the Closing of the transactions contemplated herein, nor is there any shareholders agreement, voting trust or similar agreement, or any rights of first refusal, in respect of the Shares.

(6)	No Conflict – Neither the execution, delivery or performance of this Agreement by the Shareholder, nor the consummation of the transactions contemplated hereby, will:

(a)
conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default (with or without the lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any agreement under which the Shareholder is bound or to which any of the Shares are subject, or result in the creation or imposition of any Lien or other encumbrance upon any of the Shares; or

(b)	violate or conflict with any material Order or Law of any Governmental Authority applicable to the Shareholder or the Shares.

(7)
No Claims – There are no Claims pending or, to the Knowledge of the Shareholder, threatened against the Shareholder (whether alone or involving the Corporation as well) that adversely affect or that could adversely affect the ability of the Shareholder to effect the transactions contemplated hereby.

(8)
Duly Executed – This Agreement has been duly executed and delivered by the Shareholder and constitutes legal, valid and binding obligations of the Shareholder, enforceable against such party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(9)
No Consents – The Shareholder is not required to submit any notice, report, registration or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby, and no consent, approval or authorization of any Governmental Authority or any other party or person is required to be obtained by the Shareholder in connection with the Shareholder’s execution, delivery and performance of this Agreement or the transactions contemplated hereby.

(10)
No Brokers or Success Fees – The Shareholder has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.   No bonus payment, success fee or any similar amount is payable by the Shareholder to any Key Employee or other person as a result of the sale of the Corporation.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Shareholder that:

5.01	Corporate

The Purchaser is duly incorporated, organized, subsisting and is in good standing under the laws of the State of Nebraska.

5.02	Authority

The Purchaser has the requisite power, authority and right to enter into and deliver this Agreement and to complete and perform the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary corporate action.

5.03	Binding Agreement

This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.04	No Conflict

Neither the execution, delivery or performance of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby, will:

(a)
conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time, or both) under, the constating documents of the Purchaser (including articles, by-laws, shareholders agreements, voting trusts or trust deeds, as applicable);

(b)
conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default (with or without the lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any agreement, indenture or other instrument under which the Purchaser is bound; or

(c)	violate or conflict with any Order or Law of any Governmental Authority by which the Purchaser is bound.

5.05	Brokers

The Purchaser has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no person or entity is entitled to any fee or other compensation with respect to this Agreement or the transactions it contemplates.

5.06	No Consents

No consent, sanction, ruling, order, exemption, permit, declaration, approval, waiver, filing, registration, authorization, assumption agreement or notice is required from or needs to be given by or obtained by the Purchaser from any person or Governmental Authority in order to satisfy any pre-condition to the completion of the transactions contemplated herein, except as any requirements to which the Purchaser’s parent company is subject as a result of its status as a reporting issuer.

ARTICLE 6 – SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.01	Survival of Shareholder’s Representations, Warranties and Covenants

(1)
The representations, warranties and covenants set forth in Article 3 and Article 4 will survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser:

(a)	in the case of the representations and warranties in Section 3.10 concerning Taxes, for the applicable statutorily prescribed period for reassessment of the taxation year in question; and

(b)	in the case of all other representations and warranties, for a period of three (3) years after the Closing Date.

(2)
The covenants of the Corporation and the Shareholder set forth in this Agreement will survive the completion of transactions contemplated by this Agreement and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof.

6.02	Survival of Purchaser’s Representations, Warranties and Covenants

(1)
The representations and warranties of the Purchaser set forth in Article 5 will survive the completion of transactions contemplated by this Agreement and, notwithstanding such completion, will continue in full force and effect for the benefit of the Shareholder for a period of two (2) years after the Closing Date.

(2)
The covenants of the Purchaser set forth in this Agreement will survive the completion of transactions contemplated by this Agreement and, notwithstanding such completion, will continue in full force and effect for the benefit of the Shareholder in accordance with the terms thereof.

ARTICLE 7 – COVENANTS AND INDEMNIFICATION

7.01	Indemnification by the Shareholder

(1)	Subject to Sections 6.01(1) and 7.01(2):

(a)	The Shareholder shall indemnify, save and hold harmless, discharge and release the Purchaser from and against any and all Damages arising from or based on:

(i)	any inaccuracy in any representation or warranty made by the Shareholder in Article 3 or Article 4 of this Agreement;

(ii)	any breach of any covenant of the Shareholder set forth in this Agreement;

(iii)
any liability arising from any Taxes it may be required to pay as a result of the failure of the Corporation to make the appropriate filings, registrations or payments in respect of Taxes (for greater certainty, including any Taxes relating or arising from the sale of the Shares, Software, and Intellectual Property to the Purchaser); or

(iv)
any Claims made by or on behalf of Stephen A. Garner in respect of his rights and entitlements set out in the Garner Employment Agreement, including without limitation any payment(s) which may become due pursuant to paragraph 7(a) thereof or any other form of severance payments.

(2)	The following limitations will apply with regard to the Damages for which the Shareholder would otherwise have indemnification obligations under this Agreement:

(a)
The indemnities of the Shareholder set forth in this Agreement shall not apply until the aggregate of all Damages suffered by the Purchaser, both hereunder and pursuant to the IP Purchase Agreement, total more than $20,000, in the aggregate, in which event the indemnities of the Shareholder under this Agreement shall apply to all Damages and not only those Damages which in the aggregate are in excess of $20,000.  For greater certainty, the parties hereby agree that the $20,000 threshold does not apply to the calculation of the Tangible Net Assets.

(b)
With respect to the indemnification by the Shareholder under this Section 7.01, including a Claim under the IP Purchase Agreement, the maximum aggregate liability of the Shareholder shall not exceed the aggregate amount of the Share Purchase Price and the Purchase Price under the IP Purchase Agreement.

(c)
Any Claim made against the Shareholder hereunder or pursuant to the IP Purchase Agreement, to which the Purchaser hereunder or under the IP Purchase Agreement is entitled to indemnity from the Shareholder, shall first be satisfied from any amounts of Share Purchase Price which are at that time due and payableto the Shareholder pursuant to the terms of this Agreement.

(d)
For the avoidance of doubt, the prosecution of a Claim by Purchaser under this Agreement shall preclude Purchaser from pursuing a Claim with the same basis under the IP Purchase Agreement, and the prosecution of a Claim by Purchaser under this Agreement shall preclude Purchaser from pursuing a Claim with the same basis under the IP Purchase Agreement.

(3)	Notwithstanding the foregoing, the limitations in this Section 7.01(2) do not apply to Section 7.01(1)(iv), or where there has been fraud or wilful misrepresentation by the Shareholder.

(4)	The Purchaser may only bring an indemnity claim under Section 7.01(1) if the Purchaser brings such claim prior to the expiry of the relevant survival period in Section 6.01(1) related to such Claim.

7.02	Indemnification by the Purchaser

(1)	Subject to Sections 6.02(1) and 7.01(2), the Purchaser shall indemnify, save, hold harmless, discharge and release the Shareholder from and against any and all Damages arising from or based on:

(a)	any inaccuracy in any representation or warranty made by the Purchaser in this Agreement; and

(b)	any breach of any covenant of the Purchaser set forth in this Agreement.

(2)	The following limitations will apply with regard to the Damages for which the Purchaser would otherwise have indemnification obligations under this Agreement:

(a)
The indemnities of the Purchaser set forth in this Agreement shall not apply until the aggregate of all Damages suffered by the Shareholder, both hereunder and pursuant to the IP Purchase Agreement, total more than $20,000.

7.03	Notice of Third Party Claims

If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof, but in any event no later than thirty (30) days after receipt of such notice of such Third Party Claim unless it is proven that it was impossible in fact for the Indemnified Party to act within such delay.  Such notice to the Indemnifying Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount of the Damages that have been or may be sustained by the Indemnified Party.

7.04	Defence of Third Party Claims

The Indemnified Party may participate in or assume the defence of any Third Party Claim assisted by counsel of its own choice, provided that the Indemnifying Party and its legal counsel may, at their choice and sole discretion, lead the defence, by giving notice to that effect to the Indemnified Party not later than thirty (30) days after receiving notice of such Third Party Claim or sooner if the nature of the Third Party Claim so requires it and if so specified in the notice of such Third Party Claim delivered by the Indemnified Party to the Indemnifying Party (the “Notice Period”). The Indemnified Party agrees to pay all of its own expenses of participating in such defence.  The Indemnifying Party shall act in good faith in the defence of each Third Party Claim. Subject to Section 7.06, the Indemnifying Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnified Party which consent shall not unreasonably be withheld. The Indemnified Party shall have five (5) Business Days following the written notice of the Indemnifying Party to notify in writing the Indemnifying Party of its consent or refusal. In the event that the Indemnified Party does not provide any written response within said period, the parties agree that the Indemnified Party will be deemed to have agreed to the settlement or compromise.

7.05	Assistance for Third Party Claims

The Indemnified Party shall make available to the Indemnifying Party which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”) on a timely basis:

(a)	those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Defending Party.

7.06	Settlement of Third Party Claims

If an Indemnifying Party elects to assume the defence of any Third Party Claim as provided in Section 7.04, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the Indemnified Party’s continued participation in the defence of such Third Party Claim. However, if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within a reasonable time based on the nature of the Third Party Claim and, in any event, not later than thirty (30) days after receiving notice from the Indemnified Party and the Indemnified Party bona fide believes on reasonable grounds that the Indemnifying Party has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifying Party shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and the Indemnifying Party shall be bound by the results. Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not enter into any compromise or settlement of any Third Party Claim which would lead to liability or create any financial or other material obligation on the part of the Indemnified Party or materially affect the Business.

7.07	Direct Claims

Any Direct Claim shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. The Indemnifying Party shall then have a period of thirty (30) days within which to make such investigations as the Indemnifying Party considers necessary or desirable and to respond in writing to such Direct Claim. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its rights to be indemnified pursuant to this Article 7, together with all other information as the Indemnifying Party may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.

7.08	Failure to Give Timely Notice

A failure to give timely notice as provided in this Article 7 shall not affect the rights or obligations of any party except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially prejudiced as a result of such failure to give timely notice.

7.09	Exclusive Remedy

With the exception of injunctive relief or specific performance, the rights of indemnity set forth in this Article 7 are the sole and exclusive remedies of each party in respect of any inaccuracy of a representation or a warranty or any breach of a covenant by the other party hereunder.

7.10	General Limitations

An Indemnifying Party shall have no liability to an Indemnified Party hereunder for any of the following:

(a)
for any liability which arises solely by reason of a proposed or actual enactment or change of any applicable Law or any proposed or actual change in the interpretation or administration of such legislation after the date hereof;

(b)
for any liability that arises as a result of any Law not in force on the date hereof which takes effect retrospectively or occurs as a consequence of a change in the interpretation of any Law after the date hereof;

(c)	in respect of any matter or thing done or omitted to be done by or at the written direction of or with the written consent of the Indemnified Party; or

(d)	in respect of more than one representation, warranty or covenant that relates to the same matter or thing; or

(e)	to the extent that provision or reserve in respect of the matter giving rise to such liability is included in the Tangible Liabilities for the purpose of calculating the Tangible Net Assets.

7.11	Resolution of Disputes

(1)
Any dispute, controversy or claim arising out of or relating to this Agreement or the breach hereof involving only a Direct Claim that cannot be settled by negotiation, shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Act. Arbitration proceedings conducted pursuant to this Section 7.11 shall be held in New York City.

(2)
Arbitrations shall be conducted by a single arbitrator (the “Arbitrator”) selected by the parties consensually or in the event of a failure to agree within ten (10) days, any party may, upon notice to the other party, apply to a court to appoint an arbitrator.  The Arbitrator must have served as an arbitrator in at least one prior commercial arbitration involving primarily questions of commercial or corporate law.  The Arbitrator must be a person who has never been an affiliate of or legal counsel for any party or for any of their respective affiliates and, if possible, must be a person experienced in mergers and acquisitions.

(3)
Any provisional remedy that would be available from a court of law shall be available from the Arbitrator to the parties pending arbitration.  Any party may, without inconsistency with this Agreement, apply to any court of proper jurisdiction and seek injunctive relief to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved.

(4)
The Arbitrator’s award shall be made in writing and shall make written findings of fact and conclusions of law.  The Arbitrator shall have no authority to award punitive or other damages not measured by the prevailing party’s actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement.  Judgment on any arbitration award may be entered by the Arbitrator or by any party in any court having jurisdiction thereof.  No party or Arbitrator may disclose the existence, content, or results of any arbitration or arbitration award without the prior written consent of both parties except to the extent necessary to enter and enforce a judgment based upon such an award.

(5)
The award of the Arbitrator shall be final, binding and not subject to appeal.  Each party hereby waives the benefit of any applicable law which would permit it to appeal the decision of the Arbitrator to any court or other authority.

(6)
All fees and expenses of the arbitration shall be borne by the parties equally.  However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs.  Notwithstanding the foregoing, the Arbitrator shall be entitled to tax and assess costs against any party (including the fees of attorneys and Arbitrator) to the extent that the Arbitrator find that such party’s claim or any portion thereof was unreasonable, speculative or primarily for the purpose of delaying the exercise of rights by the prevailing party.

(7)	The Arbitrator shall be entitled to join any arbitration proceedings under this Agreement with any arbitration proceedings under the IP Purchase Agreement.

(8)
The provisions of this Section 7.11 shall survive termination of this Agreement.  Any dispute regarding the applicability of this Section 7.11 to a particular claim or controversy shall be arbitrated as provided in this Section 7.11.

7.12	Accounts Receivable

The Purchaser agrees to procure that the Corporation shall use commercially reasonable efforts to collect all accounts receivable of the Corporation within 120 days following the Closing Date.

7.13	Not Used

7.14	Covenants of the Purchaser

Prior to December 31, 2011, the Purchaser undertakes to the Shareholder that it will:

(i)           not require or do any act the sole or main purpose or effect of which is to adversely affect the Printing Services Business Revenue;

(ii)           use good faith business judgment relating to the continued development, marketing, servicing and contracting with respect to the Printing Services Business Revenue;

(iii)           provide the Shareholder with financial reports solely in respect of the Printing Services Business Revenue for the applicable accounting period within 30 days of the end of each financial quarter, and within 45 days of the end of the applicable calendar year; and

(iv)           invoice or charge any affiliates or related business divisions in respect to any use or purchase by such parties of the printing services of the Corporation on an arms-length basis.

unless in the reasonable opinion of the board of directors of the Purchaser, the continuation of the printing services business unchanged will result in unreasonable costs or the Corporation no longer having a reasonable prospect of achieving profitability, or a material adverse change in the market or outlook of the printing services business having occurred.

In the event that the Purchaser sells all or substantially all of the Assets or greater than 50% of the equity interest in the Corporation to a party other than an affiliate of the Purchaser prior to the Holdback 3 Release Date, then such action shall result in an acceleration and immediate payment of Holdback 2 and Holdback 3 to the Shareholder.

ARTICLE 8– MISCELLANEOUS

8.01	Terminations and Severance Payments

Prior to the Time of Closing, the Corporation shall (i) have terminated all Terminated Employees, and (ii) have entered into written agreements providing for the payment of any and all severance or termination-related payments (including any outstanding accrued vacation or other similar benefits) to all Terminated Employees, in full satisfaction of all termination, severance or vacation pay amounts owing to each of them.  Prior to receiving such payment, the Terminated Employees will sign the Purchaser’s standard release form.   The Shareholder will indemnify and hold the Corporation and the Purchaser harmless from and against any claims made by the Terminated Employees in respect of their employment with the Corporation (including the termination thereof).

8.02	Further Assurances

Each party hereto will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.03	Public Announcements

After the Closing, any press release or public statement or announcement with respect to the transaction contemplated in this Agreement shall be made only with the prior written consent and approval of the Shareholder provided that no consent shall be required in relation to any filings or notices required to be filed in compliance with applicable securities laws.

8.04	Entire Agreement; Modification

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes all prior and contemporaneous agreements and understandings of the parties with respect thereto but should be read together with the IP Purchase Agreement to avoid any conflict.  No amendment of this Agreement will be valid or binding unless set forth in writing and duly executed by each of the parties.

8.05	Assignment

Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto without the prior written consent of the other parties hereto until the date on which all payments owing as Share Purchase Price hereunder and the Purchase Price under the IP Purchase Agreement have been paid or settled in full.  Notwithstanding the foregoing, the Purchaser may assign this Agreement at any time to any of its affiliates in the context of a reorganization upon written notice to each of the other parties it being understood that, in this context only of an assignment pursuant to a reorganization, the Purchaser shall remain jointly liable with such affiliate assignee under this Agreement.

8.06	Benefit of the Agreement

This Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

8.07	Specific Performance

Subject to the other provisions of this Agreement, the parties hereto agree that, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage may occur, no adequate remedy at Law would exist and damages would be difficult to determine.  It is agreed that the parties hereto, subject to the other provisions of this Agreement, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.08	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the State of New York applicable therein without regard to its laws of conflict.  The parties hereto hereby agree to submit to the jurisdiction of the courts of the State of New York.  The parties further agree that venue will be proper in such courts, and further agree to waive removal of any action, suit or proceeding to the courts of any other jurisdiction.

8.09	Notice

Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Purchaser:	Systems Design, Inc

c/o Harris Computer Systems
1 Antares Drive
Suite 400
Ottawa, Ontario K2E 8C4

Attention: Jeff Bender, Chief Executive Officer
Fax: (613) 226-3377

with a copy to:

Constellation Software
20 Adelaide Street East
Toronto Ontario
Canada M5C 2T6

Attention: Mark Dennison, Counsel
Fax: 416-861-2287

To the Shareholder:	VillageEDOCS, Inc.
1401 N. Tustin Avenue, Suite 230
Santa Ana, CA 92705

Attention: K. Mason Conner, CEO
Fax: (734) 734-1040

with a copy to:

Johnson, Pope, Bokor, Ruppel & Burns, LLP
911 Chestnut Street
Clearwater, FL 33756

Attention: Michael T. Cronin, Esq.
Fax: (727) 462-0365

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

8.10	Waiver; Remedies

No party hereto shall by any act (except by written instrument), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof, unless such waiver shall be executed in writing by the party making the waiver.  No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof, except as otherwise provided herein.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

8.11	Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Counterparts may be executed either in original or faxed form.

8.12	Costs and Expenses

The Purchaser will bear its own legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto.  The Shareholder will bear all Transaction Expenses incurred in connection with the preparation, execution and delivery of this Agreement.

8.13	Short Period Returns

The Shareholder shall prepare or cause to be prepared all tax returns with respect to the Corporation for taxable periods ending on or before the Closing Date (“Short-Period Returns”) and shall provide the Short-Period Returns to the Purchaser at least fifteen (15) business days before the due date thereof including any extensions through September 15, 2010 (if the due date will fall after the Closing Date).  The Shareholder shall include on the Short-Period Returns the income of the Corporation for all applicable periods ending on or before the Closing Date.  The Purchaser may review the Short-Period Returns but shall not change their content without the Shareholder’s consent, which shall not be unreasonably withheld, and shall cause each of the Corporation to timely file the Short-Period Returns.  The Purchaser shall not amend any tax returns of the Corporation for any period prior to the Closing Date without the prior written permission of the Shareholder, which permission shall not be unreasonably withheld.

(THIS SPACE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SYSTEMS DESIGN, INC.

By:	/s/ John Billowits
Name: John Billowits
Title: Director

VILLAGEEDOCS, INC.

By:	/s/ K. Mason Conner
Name: K. Mason Conner
Title: Chief Executive Officer